Exhibit 10.1

SECOND AMENDMENT TO ACQUISITION AGREEMENT

This SECOND AMENDMENT TO ACQUISITION AGREEMENT (this “Amendment”) is made and entered into as of August 6, 2009, by and among Cell Therapeutics, Inc., a Washington corporation (“CTI” or “Parent”), and each of Tom Hornaday and Lon Smith (collectively, the “Stockholder Representatives”) in their capacities as Stockholder Representatives of the former stockholders (the “Company Stockholders”) of Systems Medicine, Inc., a Delaware corporation (the “Company”), identified in the Acquisition Agreement (as defined below).

RECITALS

WHEREAS, CTI, Cactus Acquisition Corp., a Delaware corporation and then a wholly owned subsidiary of CTI, Saguaro Acquisition Company LLC, a Delaware limited liability company and a wholly owned subsidiary of CTI, the Company and the Stockholder Representatives entered into that certain Acquisition Agreement dated as of July 24, 2007 (the “Acquisition Agreement”), pursuant to which CTI acquired the Company by Merger and paid to the Company Stockholders the Total Closing Consideration, as further described therein; capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Acquisition Agreement;

WHEREAS, CTI and the Stockholder Representatives entered into that certain First Amendment to Acquisition Agreement dated as of January 6, 2009 (the “First Amendment”), pursuant to which the Earn Out Payment under Section 2.3(a) of the Acquisition Agreement would be satisfied by an immediate substitute earn out payment;

WHEREAS, pursuant to that certain Cancellation Agreement dated as of January 23, 2009 (the “Cancellation Agreement”), CTI and the Stockholder Representatives nullified the First Amendment and agreed that the original Acquisition Agreement would be reinstated without modification and continue in full force and effect as of the date thereof;

WHEREAS, prior to the cancellation of the First Amendment, the three (3) Company Stockholders who were Nonaccredited Holders were paid substitute cash in full satisfaction of their rights to any Earn Out Payment under the Acquisition Agreement;

WHEREAS, under the terms of the Acquisition Agreement, the Company Stockholders (other than the Nonaccredited Holders) have a contingent right to receive the Earn Out Payment subject to and upon satisfaction of certain regulatory milestones relating to the Food & Drug Administration approval process in the development of Brostallicin, as identified in Section 2.3(a)(i) and (ii) of the Acquisition Agreement (collectively, the “Earn Out Milestones”), which Earn Out Milestones have not been achieved as of the date hereof;

WHEREAS, pursuant to the Acquisition Agreement, the Company Stockholders appointed the Stockholder Representatives as attorneys-in-fact to take any and all actions and make any decisions required or permitted to be taken by the Stockholder Representatives under the Acquisition Agreement, including, without limitation, taking such actions as may be necessary or desirable in connection with the Earn Out Payment under Section 2.3 of the Acquisition Agreement; and

WHEREAS, CTI believes that it is in the best interests of CTI and its shareholders, and each of the Stockholder Representatives believes that it is in the best interests of the Company Stockholders, to enter into this Amendment to modify the terms and conditions of the Earn Out Payment as set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and conditions contained herein, the parties hereby agree as follows:

1. Earn Out Payment Substitute. Section 2.3(a) of the Acquisition Agreement is hereby deleted in its entirety and shall have no further force or effect as of the date hereof. In consideration of the foregoing, upon satisfaction of the Conditions to Closing set forth in Section 2 of this Amendment (the “Closing Date”), CTI shall pay to the Company Stockholders (other than the Nonaccredited Holders) an aggregate amount of Six Million Dollars ($6,000,000) based upon each such Company Stockholder’s Pro Rata Share as determined in accordance with this Agreement, by delivery of Parent Common Stock to each such Company Stockholder (the “Substitute Shares”) based on the Parent Stock Price (as defined below). The Pro Rata Share is as set forth on the Spreadsheet provided to CTI pursuant to Section 5.12 of the Acquisition Agreement except for the amounts related to the Nonaccredited Holders which have been deleted, as their rights to the Earn Out Payment have previously been satisfied. For purposes of this Amendment and the calculation of the number of Substitute Shares to be issued hereunder, “Parent Stock Price” shall mean the closing share price of the Parent Common Stock on The NASDAQ Capital Market (or if the Parent Common Stock is not then traded on The NASDAQ Capital Market, such other market or exchange where the Parent Common Stock is then traded) on the day the Required Parent Shareholders (as defined below) approve the issuance contemplated by this Amendment. The Pro Rata Share of the Substitute Shares to be issued to each Company Stockholder is set forth on Schedule 1 attached hereto.

2. Conditions to Closing. The respective obligations of each party under this Amendment shall be subject to the satisfaction of the following conditions:

(a) Shareholder Approval. CTI shall obtain shareholder approval of the issuance of the Substitute Shares as required by The NASDAQ Capital Market and applicable law (which shall not require greater than a majority of the total votes cast on the proposal, by person or by proxy) at CTI’s annual shareholder meeting (the “Required Parent Shareholders”), which is scheduled to be held on October 20, 2009 (the “Annual Meeting”).

(b) Voting Agreement. The Stockholder Representatives shall use commercially reasonable efforts to cause all of the Company Stockholders, including the Required Company Stockholders (as defined below), to execute and deliver a voting agreement in respect of Registrable Shares owned, acquired hereunder or hereinafter acquired, in form and substance reasonably acceptable to CTI and the Stockholder Representatives (the “Voting Agreement”). For purposes of this Amendment, the “Required Company Stockholders” shall include those Company Stockholders who immediately prior to the Merger owned and held of record at least a majority of the Company Capital Stock.

(c) Accredited Investor Status. Each of the Company Stockholders listed on Schedule 1 attached hereto shall, not more than fifteen (15) days prior to the date of the Annual Meeting, execute and deliver a letter of representation confirming his, her or its status as an “accredited investor” as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended.

(d) Failure to Satisfy Conditions to Closing.

(i) In the event that the Required Parent Shareholders do not approve of the issuance of the Substitute Shares at the Annual Meeting (the “Negative Vote”), then in lieu of the Substitute Shares, CTI shall pay to the Company Stockholders (other than the Nonaccredited Holders) an aggregate amount of Five Million Dollars ($5,000,000) in cash, based upon each such Company Stockholder’s Pro Rata Share as set forth on Schedule 1 attached hereto (the “Substitute Cash”).

(ii) In the event that the Required Company Stockholders do not execute and deliver the Voting Agreement on or prior to the date of the Annual Meeting, then CTI may, at its option, either (A) pay to the Company Stockholders the Substitute Shares, but only if subsection 2(a) has been satisfied, or (B) pay to the Company Stockholders the Substitute Cash.

(iii) In the event that any Company Stockholder is unable or unwilling to confirm that he, she or it is an “accredited investor” as described in Section 2(c) (a “New Nonaccredited Holder”), then upon CTI’s issuance of the Substitute Shares to the Company Stockholders other than the New Nonaccredited Holder, each New Nonaccredited Holder will be issued cash in an amount equal to its Pro Rata Share in lieu of any Substitute Shares that the New Nonaccredited Holder would otherwise be entitled to under this Amendment.

3. Closing Date Mechanics.

(a) Issuance of Substitute Shares. In the event CTI shall pay the Substitute Shares in satisfaction of the Earn Out Payment, then on the Closing Date, CTI shall deliver to its transfer agent irrevocable instructions to deliver the Substitute Shares to each Company Stockholder (other than the Nonaccredited Holders and the New Nonaccredited Holders) representing the number of shares of Parent Common Stock identified next to such Company Stockholder’s name on Schedule 1 attached hereto. Such instructions to the transfer agent may contain a lock up on the Substitute Shares until the Conditions to Closing have been satisfied. No certificate or scrip representing fractional shares of Parent Common Stock shall be issued, and the Stockholder Representatives on behalf of each Company Stockholder who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock hereby waive any right, title or interest to or in such fractional share or value thereof.

(b) Payment of Substitute Cash. Within ninety (90) days after the Negative Vote, CTI shall pay to the Company Stockholders (other than the Nonaccredited Holders) the amount of Substitute Cash identified next to each Company Stockholder’s name on Schedule 1 attached hereto by check to the address provided in writing by such Company Stockholder or by wire transfer of immediately available funds to an account provided in writing by such Company Stockholder.

4. Tax Withholding. CTI or CTI’s agent shall be entitled to deduct and withhold from the Substitute Shares or the Substitute Cash, as applicable, the amounts required to be deducted or withheld under the Code or any provision of state, local or foreign tax law, with respect to the making of such payment, or with respect to income arising from the lapse of vesting restrictions in connection with the Merger to the extent applicable withholdings have not previously been made by the Company. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Amendment as having been paid to the Company Stockholder in respect of whom such deduction or withholding was made

5. Registration of Shares. The Substitute Shares shall constitute Registrable Shares (as defined in the Acquisition Agreement). The parties hereto hereby acknowledge the provisions of Section 6.5(b)(ii) of the Acquisition Agreement and, consistent with such provision, CTI shall use its commercially reasonable efforts to prepare and file, within forty-five (45) days after the date the Required Parent Shareholders approve of the issuance of the Substitute Shares, with the SEC a Registration Statement under the Securities Act with respect to the Registrable Shares issued hereunder and to cause such Registration Statement to be declared effective by the SEC within a reasonable period of time thereafter. Notwithstanding the foregoing, CTI may at its option deliver registered Substitute Shares pursuant to an existing Form S-3.

6. No Other Changes. Except as set forth above, this Amendment does not amend or modify any other provision of the Acquisition Agreement, and the Acquisition Agreement, as amended by this Amendment, remains in full force and effect.

7. Miscellaneous. For purposes of this Amendment, the following provisions shall apply:

(a) Governing Law. The internal laws of the State of Delaware, irrespective of its conflicts of law principles, shall govern the validity of this Amendment, the construction of its terms and the interpretation and enforcement of the rights and duties of the parties hereto.

(b) Assignment. No party hereto may assign any of its rights or obligations hereunder without the prior written consent of the other parties hereto. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any assignment in violation of this provision shall be void.

(c) Severability. If any provision of this Amendment, or the application thereof, shall for any reason and to any extent be invalid or unenforceable, then the remainder of this Amendment and the application of such provision to other persons or circumstances shall be interpreted so as to reasonably effect the intent of the parties hereto. The parties further agree to use their good faith efforts to negotiate to replace such void or unenforceable provision of this Amendment with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

(d) Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original as to any party whose signature appears thereon and all of which together shall constitute one and the same instrument. This Amendment shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all parties reflected hereon as signatories.

(e) Amendments and Waivers. Any term or provision of this Amendment may be amended, and the observance of any term of this Amendment may be waived (either generally or in a particular instance and either retroactively or prospectively), only by a writing signed by the party to be bound thereby. The waiver by a party of any breach hereof or default in the performance hereof shall not be deemed to constitute a waiver of any other default or any succeeding breach or default.

(f) Notices. All notices and other communications required or permitted under this Amendment shall be in writing and shall be either hand delivered in person, sent be facsimile, sent by certified or registered first-class mail, postage pre-paid, or sent by nationally recognized express courier service. Such notices and other communications shall be effective upon receipt if hand delivered or sent by facsimile, three business days after mailing if sent by mail, and one business day after dispatch if sent by express courier, in each case to such address provided in writing by the recipient party.

(g) Titles and Subtitles. The titles and subtitles used in this Amendment are used for convenience only and are not to be considered in construing or interpreting this Amendment.

(h) Expenses. CTI shall pay up to $30,000 of any out of pocket expenses, including reasonable attorneys fees and expenses, of the Stockholder Representatives arising from or in connection with this Amendment and the issuance and registration of the Substitute Shares.

Signature Page Follows

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed on the date first written above.

CTI

CELL THERAPEUTICS, INC.

By:	/s/ James A. Bianco
James A. Bianco, Chief Executive Officer

Address:	501 Elliott Avenue, Suite 400
Seattle, WA 98119
Facsimile: (206) 284-6114

STOCKHOLDER REPRESENTATIVES

/s/ Tom Hornaday
Tom Hornaday, an individual, signing solely in his capacity as a Stockholder Representative

/s/ Lon Smith
Lon Smith, an individual, signing solely in his capacity as a Stockholder Representative

SIGNATURE PAGE TO SECOND AMENDMENT TO ACQUISITION AGREEMENT

SCHEDULE 1

Schedule of Consideration